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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2007

IXI Mobile, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51259	20-2374143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Shoreway Road, Suite 380, Belmont, California	94002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 551-0600

___________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 2, 2007, Amnon Shachar was appointed President of IXI Mobile, Inc. (“Company”). The employment agreement with Mr. Shachar provides that he will serve as President at an aggregate salary of $187,500 per year (based on the $/NIS exchange rate at December 2, 2007). The agreement is terminable by either party upon 180 days prior notice. In connection with Mr. Shachar’s appointment, the Company has agreed, subject to approval by the Company’s Board of Directors, to issue him an option to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of board approval. The shares will vest 25% on the first anniversary of the date of grant and the remaining 75% vesting 1/16 thereafter in equal quarterly installments provided Mr. Shachar is then still employed by the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 2, 2007, Amnon Shachar was appointed President of the Company. Amit Haller, the Company’s previous President, will continue to serve as Chief Executive Officer of the Company.

Amnon Shachar, 56 years old, was Corporate Vice President, Global Resources of ECI Telecom from June 2005 to November 2007. He previously served as Senior Vice President and General Manager of Polycom Israel Ltd. from January 2000 to June 2005, and Vice President of a Scitex joint venture from 1998 to January 2000. Prior to that, he performed twenty-three years of service with the Israel Defense Forces (“IDF”), where he attained the rank of Colonel. His military career included the position of Deputy Chief of the IDF’s leading technology unit. Mr. Shachar holds a bachelors degree in electrical engineering from the Technion, and an executive M.B.A. from Tel Aviv University.

The information contained in Item 1.01 above is incorporated by reference hereto.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit 99.1	Employment Agreement among the Company and Amnon Shachar.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2007
IXI MOBILE, INC.

By:	/s/ Lihi Segal
Name:	Lihi Segal
Title:	Chief Financial Officer